Execution Version

SELLER PROMISSORY NOTE

NEITHER THIS PROMISSORY NOTE NOR THE SECURITIES WHICH MAY BE DELIVERED IN SATISFACTION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) SUCH DISPOSITION IS MADE IN ACCORDANCE WITH EXEMPTIONS UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

$1,700,000.00 June 29, 2020

For value received, Global Technical Services, Inc., a Texas corporation (the "**Buyer**"), promises to pay to Rekor Systems, Inc., a Delaware corporation, or its assigns (the "**Holder**") the principal sum of $1,700,000.00 together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below. This promissory note is being delivered by Buyer to Holder as partial payment of the purchase price owing to Holder by Buyer pursuant to the Stock Purchase Agreement (the "**Stock Purchase Agreement)** dated the date hereof by and among Buyer, Holder and Talent Teams LLC ("**Talent Teams**"). Capitalized terms used but not defined herein, shall have the respective meanings given to them in the Stock Purchase Agreement.

1. Repayment of Principal and Payment of Interest. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to costs and expenses payable by the Buyer under Section 9 below, second, to accrued interest, and thereafter to principal. Principal and interest as calculated in Section 2 below on the outstanding principal balances shall be due and payable as follows: (i) for the period from July 1, 2020 through December 31, 2020, payments of interest only will be due on the last day of each calendar month, with the first interest-only payment due and payable on July 31, 2020; and (ii) for the period from January 1, 2021 until December 31, 2025, monthly payments of principal and interest in the aggregate amounts as shown in Schedule A shall be made on the last day of each calendar month with the first principal and interest payment due and payable on January 31, 2021, and continuing thereafter through and including the Maturity Date, provided however that if any payment date falls on a day which is not a Business Day, the payment shall become payable and due on the first Business Day after such payment date, and interest shall be payable with respect to such extension. "**Business Day**" means any day other than a Saturday or Sunday or a date on which commercial banks in the State of Maryland are authorized to be closed for the general transaction of business. The entire remaining outstanding principal amount of this Seller Promissory Note (together with all its amendments, renewals, extensions, and changes in its form, this "**Note**"), *plus* any accrued and unpaid interest and expenses provided for hereunder shall be due and payable on December 31, 2025 (the "**Maturity Date**"). Schedule A provides the payment schedule for the term of the Note.

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2. Interest Rate. The Buyer promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of four (4%) percent per annum or the maximum rate permissible by law, whichever is less. Interest shall be calculated on the basis of a 360-day year with twelve (12) thirty-day (30) months.

3. Security Interest. Buyer's obligations hereunder are secured pursuant to the terms of the Pledge and Security Agreement dated the date hereof made by Talent Teams in favor of Holder (the "**Pledge and Security Agreement**") pursuant to which Talent Teams has granted to Holder a first priority security interest the shares of TeamGlobal and the other collateral described therein (collectively, the "**Collateral**").

4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Holder as of the date hereof as follows:

(a) Binding Agreement. The Note constitutes and will constitute, when issued and delivered, valid and binding obligations of Buyer, enforceable in accordance with its respective terms.

(b) Organization, Power, Authorization. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws fo the State of Texas. Buyer has the requisite power and authority to execute, deliver and perform this Note and to consummate the transactions contemplated thereby.

(c) Non-Contravention. Neither the execution and the delivery of this Note, nor the consummation of the transactions contemplated hereby will (a) violate any injunction, order, decree, ruling or charge or, any restriction of any government, governmental agency, or court to which either Buyer is subject, or (b) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, any material agreement, contract, lease, license, instrument, or other agreement to which either Buyer is a party or by which it is bound or to which any of its assets are subject; or (c) violate any provision of the TeamGlobal Charter Documents.

(d) Collateral. Buyer has good title to, have rights in, and have the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all liens. The security interests and Liens granted to Holder under this Note to which Buyer is a party constitute valid and perfected first priority liens and security interests in and upon the Collateral to which Buyer now has or hereafter acquires rights.

5. Covenants.

(a) Encumbrances. Buyer shall not create, incur, allow, or suffer any Lien on any Collateral, convey or permit any Collateral not to be subject to the first priority security interest granted herein.

(b) Reports. Buyer shall provide Holder all quarterly and annual financials of Buyer within 45 days of the end of each calendar quarter and calendar year, respectively.

(c) Further Assurances. Buyer shall execute any further instruments and take further action as Holder reasonably requests to perfect or continue Holder's security interest in the Collateral or to otherwise affect the purposes of this Agreement.

6. Representations and Warranties of Holder.

Organization; Power; Authorization. Holder is a corporation, duly organized and in good standing under the laws of the State of Delaware. Holder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

7. Event of Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Buyer (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or 1(d), this Note shall accelerate and all principal and unpaid accrued interest hereon shall become due and payable. The occurrence of any one or more of the following shall constitute an "**Event of Default**":

(a) The Buyer fails to pay timely any of the principal amount, accrued interest or other amounts due under this Note and such failure continuing for ten (10) days after receipt of written notice by Holder, as such grace period may be thereafter extended by multiples of ten (10) days upon Holder's written approval;

(b) Buyer breaches any representation, warranty or covenant set forth in this Note, the Pledge and Security Agreement or the Stock Purchase Agreement if such material default(s) have not been cured within thirty (30) days of written notice from Holder to the Buyer of such default;

(c) Either Buyer files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or make any assignment for the benefit of creditors or take any action in furtherance of any of the foregoing;

(d) An involuntary petition is filed against either Buyer (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the either Buyer;

(e) One or more judgments for the payment of money in an amount, individually or in the aggregate, that could reasonably be expected to have a material adverse effect on Buyer's business or operations (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) are entered by a court of competent jurisdiction against either Buyer which judgment remains undischarged, unsatisfied, unvacated or unstayed for a period of twenty (20) days after such judgment becomes final and non-appealable;

(f) After the date hereof, Buyer grants any Person, other than Holder, any Lien or other encumbrance on the Collateral.

8. **Remedies**.

(a) Upon the occurrence of an Event of Default, unless all Events of Default have been waived by Holder, Holder may, at its option, but subject to Section 7, (i) by written notice to Buyer, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under this Note or the Pledge and Security Agreement, at law or in equity, including, without limitation, the right to collect from the Buyer all sums due under this Note. Upon the occurrence of an Event of Default under Sections 7(c) or 7(d), the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, will become immediately due and payable

(b) Holder's rights and remedies under this Note are cumulative and not alternative. No waiver by Holder of any right or remedy under this Note is effective unless in a writing signed by Holder. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right of Holder arising out of this Note can be discharged by Holder, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Holder; (ii) no waiver that may be given by Holder will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on the Buyer will be deemed to be a waiver of any obligation of the Buyer or of the right of Holder to take further action without notice or demand as provided in this Note.

9. **Expenses**. Upon an Event of Default, the Buyer shall pay all reasonable costs and expenses incurred by Holder in enforcing its rights under this Note, including without limitation, reasonable attorneys' fees and court costs incurred by the Holder in enforcing and collecting this Note.

10. **Prepayment**. The Buyer may at any time upon ten (10) days' prior written notice prepay this Note prior to the Maturity Date without the prior consent of the Holder.

11. **Waiver**. The Buyer hereby waives demand, notice, presentment, protest and notice of dishonor.

12. **Governing Law**. This Note shall be governed by and construed under the laws of the State of Maryland, as applied to agreements among Maryland residents, made and to be performed entirely within the State of Maryland, without giving effect to conflicts of laws principles.

13. **Modification; Waiver**. Any term of this Note may only be amended or waived with the written consent of the Buyer and the Holder.

14. **Assignment**. This Note may be transferred only upon its surrender to the Buyer for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Buyer. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and

interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Buyer's obligation to pay such interest and principal.

15. Notices. All notices, requests, claims, demands and other communications between the parties shall be in writing. All such notices shall be given either (a) by delivery in person, (b) by nationally recognized next day courier service, or (c) by electronic mail to the address of the party specified in this agreement or such other address as any party may specify in writing. All notices shall be effective upon the earlier of (i) the day of delivery in person or the day of delivery in the case of delivery by courier or (ii) on the date any electronic mailing.

If to the Holder:	Rekor Systems, Inc. 7172 Columbia Gateway Drive Attn: Eyal Hen Suite 400 Columbia, MD 21046 Email : ehen@rekor.ai and cstanton@rekor.ai
with a copy to:	Crowell & Mooring Attn: Lex Eley 1001 Pennsylvania Avenue NW Washington, DC 20004-2595 Email: leley@crowell.com
If to the Buyer:	Global Technical Services, Inc. Attn: Scott Kostelecky 4000 Sandshell Drive Fort Worth, TX 76137 Email: skostele@teamglobal.com Tel: 800.942.2376
with a copy to:	Decker Jones, P.C. Attn: Philip Spencer, Esq. 801 Cherry St. #46 Burnett Plaza, Ste. 2000 Fort Worth, TX 76102 Email: pspencer@deckerjones.com

16. Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Note in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Note shall be reformed, construed and enforced in such jurisdiction as if such valid, illegal or unenforceable provision had never been contained herein.

17. Counterparts. This Note may be executed in counterparts (including by means of facsimile or electronic delivery), each of which shall be deemed to be an original but all of which together shall constitute one agreement. Fax and .pdf copies of signatures shall be treated as originals for all purposes.

18. Representation by Counsel. Each party agrees that it has had full opportunity to have this Note reviewed by its own counsel, and has not relied on the advice of the other party's counsel.

19. Usury. In no event shall the amount of interest due or payable hereunder exceed the maximum amount of interest allowed by applicable law. In the event the interest provided for hereunder exceeds the maximum lawful amount, then the interest rate provided herein shall be deemed modified to the maximum lawful amount, and in the event any payment is made which exceeds such maximum lawful amount, then the amount of such excess sum shall be credited as a payment of principal. It is the express intent hereof that Buyer shall not pay and Holder shall not receive, directly or indirectly, interest in excess of what may lawfully be paid by Buyer under applicable law.

[SIGNATURE PAGE FOLLOWS]

IN **WITNESS WHEREOF,** the Buyer have duly executed this Note as of the date first above written.

GLOBAL TECHNICAL SERVICES, INC.:

By: /s/ Scott Kostelecky

Name: Scott Kostelecky

Tital: President and FSO